CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

QMC Systems, Inc

We hereby consent to the incorporation by reference to the Registration Statement on Form S-1 of QMC Systems, Inc of our report on the financial statements of QMC Systems, Inc for the period April 17, 2015 (inception) through May 31, 2015. We also consent to the reference to our Firm under the caption “Experts” in such S-1.

 /s/AJSH & Co.

AJSH & Co.

New Delhi, India

August 5, 2015